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                                                                    EXHIBIT 99.1

Contact:
Media Contact - Susan Hart (615) 263-3104
Investor Contact - Karin Demler (615) 263-3005


                       CORRECTIONS CORPORATION OF AMERICA
       ENTERS INTO MEMORANDUM OF UNDERSTANDING REGARDING REVISED TERMS OF
                        STOCKHOLDER LITIGATION SETTLEMENT

         NASHVILLE, Tenn.--(BUSINESS WIRE)--December 15, 2000--Corrections Corporation of America (formerly Prison Realty Trust, Inc.) (NYSE: CXW - news) announced today that it has entered into a Memorandum of Understanding with the plaintiffs in the Company's outstanding stockholder litigation providing for an amendment to the terms of the previously announced settlements.

         Pursuant to the revised terms of the settlements as set forth in the Memorandum of Understanding, the Company has agreed to issue the plaintiffs:

         - an aggregate of 51,500,000 shares of the Company's common stock; and

         - a subordinated promissory note in the aggregate principal amount of $29.0 million.

         All of the shares of common stock to be issued by the Company will be issued after final court approval of the settlements. The promissory note, which will be issued on the date the settlements become effective, will be due January 3, 2005 and accrue interest at a rate of 6.0% per annum. All principal and interest due under the note will be payable in one lump sum at maturity; provided, however, that should the average trading price of the Company's common stock meet or exceed a "termination price" (generally expected to be between $1.06 - $1.25 per share as determined based on the average trading price of the Company's common stock for the three trading days prior to the final approval of the settlements) for 15 consecutive trading days at any time prior to the maturity date of the note, all amounts outstanding under the promissory note will be deemed fully satisfied without further action by the Company. To the extent the highest average trading price of the common stock does not reach "termination price" during the period, the amount to be paid under the note will be reduced by the amount the shares of stock issued to the plaintiffs appreciate in value pursuant to a calculation to be made at the time of the maturity of the note.

         The issuance of the shares of common stock and promissory note described above by the Company will be in lieu of the requirement of the previously announced settlement agreements that the Company issue the plaintiffs 17,235,715 shares of its common stock at an agreed value of $4.375 per share. Under the terms of the settlement agreements, these shares were subject to a stock price guarantee of $4.375 per share, which would have required the Company to pay or issue, at its option, cash or additional shares of common stock to the plaintiffs if the trading price of the Company's common stock did not reach $4.375 per share for a specified number of trading days during the period from the completion of the settlement through August 31, 2001. As a result, the Company, which expected to satisfy the stock price guarantee in additional shares of common stock rather than


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in cash, would have been required to issue an indeterminate number of shares of its common stock based on the continued trading price of the Company's common stock through August 31, 2001.

         No other terms of the previously announced settlement agreements have been altered by the terms of the agreement set forth in the Memorandum of Understanding.

         The Memorandum of Understanding is subject to the execution of a definitive amendment to the previously agreed to stipulations of settlement and subsequent court approval. In addition, the issuance of the shares of common stock is subject to the Company meeting certain requirements under the rules of the New York Stock Exchange and the issuance and terms of the promissory note are subject to the approval and consent of the Company's lenders.

         "The revised terms of the settlement provide clarity to our existing stockholders and the investment community regarding the number of shares of common stock to be issued by the Company in connection with the resolution of the litigation," stated John D. Ferguson, chief executive officer and president of the Company. "We feel that this is important as we are evaluated in the marketplace and will ultimately provide increased value to our current and future stockholders."

ABOUT THE COMPANY

         The Company is the nation's largest provider of detention and corrections services to governmental agencies. The Company is the industry leader in private sector corrections with approximately 61,000 beds in 68 facilities under contract for management in the United States and Puerto Rico. The Company's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Factors that could cause operating and financial results to differ are described in the Company's Form 10-K, as well as in other documents filed with the Securities and Exchange Commission, and these factors include, but are not limited to, the growth of the private corrections and detention industry, the Company's ability to obtain and maintain facility management contracts and general market conditions. The Company does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.